Exhibit 99.1

Health Insurance Innovations Reports Fourth Quarter and Full Year 2012 Financial and Operating Results

- Company to Host Conference Call and Webcast at 8:30 a.m. EDT, Today, March 14, 2013 -

TAMPA, Fla., March 14, 2013 — Health Insurance Innovations, Inc. (NASDAQ: HIIQ) (“HII” or “Company”), a leading developer and administrator of affordable, cloud-based individual health insurance plans and ancillary products, today reported financial and operating results for the fourth quarter and full year ended December 31, 2012. The results are for Health Plan Intermediaries, LLC and Subsidiaries, which was the reporting entity for the business before completion of the initial public offering. The Company will host a conference call and webcast at 8:30 a.m. EDT, today.

“2012 has been a year of great success and achievement for HII,” said Michael Kosloske, Chairman, President and Chief Executive Officer of HII. “During the year, we set the stage for the commencement of our initial public offering, which we successfully completed on February 7, 2013, raising $60.8 million after underwriters’ discount and fees. We used a portion of the proceeds to repay all of our outstanding debt under our term loan. We expect to use the remaining proceeds to advance our business by adding distribution channels to more broadly place our products. We are optimistic about our growth opportunities and our plans to expand awareness of our brand in this fast changing and growing market place for affordable individual health plans and ancillary products.”

2012 Financial Highlights

•

Revenue increased 40.1% on a year over year basis to $41.9 million during 2012, compared to $29.9 million in 2011. Revenue in the fourth quarter of 2012 increased 45.7% to $11.8 million compared to $8.1 million in the fourth quarter of 2011.

•

EBITDA (earnings before interest, taxes, depreciation and amortization) was $4.5 million for the full year 2012, representing 10.7% of revenue, compared to $2.7 million of EBITDA in 2011, representing 9.0% of revenue. For the fourth quarter of 2012, EBITDA was $1.0 million representing 8.5% of revenue compared to $0.9 million for the same period in 2011. EBITDA as a percentage of revenue is lower in the fourth quarter of 2012 compared to the year ended 2012, primarily due to professional fees related to our reorganization and other actions leading up to our initial public offering in the first quarter of 2013. A reconciliation of net income to EBITDA for the three months and years ended December 31, 2012 and 2011is included in the financial supplement included in this press release.

•

Premium equivalents increased 42.7% to $75.9 million in 2012, compared to $53.2 million in 2011. Premium equivalents in the fourth quarter of 2012 increased 43.0% to $21.3 million, compared to $14.9 million for the same period in 2011. A reconciliation of premium equivalents to revenues for the three months and years ended December 31, 2012 and 2011 is included in the financial supplement included in this press release.

•

Net income increased 37.5% to $3.3 million in 2012, compared to $2.4 million in 2011. Net income in the fourth quarter of 2012 increased 40.0% to $0.7 million, compared to $0.5 million in the fourth quarter of 2011.

•

Operating cash flow increased140.9% to $5.3 million in 2012, compared to $2.2 million in 2011. Operating cash flow in the fourth quarter of 2012 increased 16.7% to $0.7 million, compared to $0.6 million in the fourth quarter of 2011.

Recent Accomplishments and Corporate Highlights

•

Completed initial public offering which consisted of 4,666,667 shares of Class A common stock priced at $14 per share. HII also granted the underwriters a 30-day option to purchase up to an additional 700,000 shares of Class A common stock to cover over-allotments, of which 100,000 shares were exercised on March 8, 2013.

•	Policies in force have expanded by 93.7% in 2012 to 58.1 thousand, compared to 30.0 thousand in 2011.

•	Initiated Insurance Academy to train call center managers and establish relationships with new call centers.

•	Expanded distribution service to 46 licensed agent call centers, 262 wholesalers and more than 8,275 licensed brokers.

•	Expanded the product offering to include Critical Illness, Accident Medical Expense, Dental Insurance, and International Travel Medical.

“There are several factors that we expect to be instrumental to HII’s continued rapid growth in 2013 and 2014,” Mr. Kosloske concluded. These factors include:

•

Advancing commissions to our distributors that will assist in funding their lead generation costs and will provide us with a competitive advantage in attracting and retaining distributors and increase sales.

•

Expansion of call centers and training call center managers to successfully selling HII’s products. Our goal is to establish relationships with 10-20 new call centers each year through the Insurance Academy initiative.

•

We expect changes in the Affordable Care Act scheduled for 2014 will make HII short-term medical (“STM”) products more appealing, because these new rules assure members that if they discontinue STM, another health insurance product will be available to them, regardless of their health status at that time.

Q1 2013 Activity

•

HII entered into an agreement to terminate certain contract rights with TSG Agency, LLC (“TSG”) for an aggregate cash price of $5.5 million. Additionally, there will be approximately $0.3 million of costs related to the transaction. Due to the structure of the transaction, the full amount plus transaction costs will be expensed in the first quarter of 2013 under U.S. generally accepted accounting principles (“U.S. GAAP”), which we believe will result in a net loss for the quarter. Ivan Spinner, founder and owner of TSG Agency, LLC, a managing general agent of HII, will join HII as an employee. HII expects the transaction to reduce third party commissions otherwise payable to TSG on a quarterly basis beginning in the second quarter of 2013 and forward, which we believe will positively impact our bottom line. We do not expect to incur any material amount of future expense associated with the transaction.

•	We incurred additional professional fees and other costs of approximately $0.6 million associated with the IPO, which will impact our earnings in the first quarter of 2013.

•

Equity grants were awarded to certain employees and members of our Board of Directors, including a restricted stock grant of 400,000 shares to Michael Hershberger, our Chief Financial Officer. The anticipated charges related to this non-cash equity-based compensation will be recorded on an accelerated basis, resulting in approximately $0.8 million recognized in the first quarter of 2013 and approximately $4.9 million recognized during the year ending December 31, 2013.

Conference Call and Webcast

The conference call may be accessed by dialing 877-312-8797 for domestic callers and 678-825-8236 for international callers. Please specify to the operator that you would like to join the “Health Insurance Innovations Fourth Quarter and Full Year 2012 Financial Results Call, conference ID#: 20505988.” The conference call will be webcast live under the investor relations section of HII’s website at www.hiiquote.com, and will be archived there for 30 days following the call. Please visit HII’s website 15 minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Health Insurance Innovations, Inc.

Headquartered in Tampa, Florida, Health Insurance Innovations, Inc. is a leading developer and administrator of affordable, cloud-based, individual health insurance plans and ancillary products. We are an industry leader in the sale of 12-month short-term medical insurance plans, which provide an economical alternative to Individual Major Medical plans, while offering similar benefits. Our highly- scalable, proprietary, cloud-based technology platform allows for mass distribution of and online enrollment in our large and diverse portfolio of affordable health insurance offerings, providing customers immediate access to our products through our distribution partners. Anywhere. Anytime. Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, changes and developments in the United States health insurance system and laws, the ability to maintain and enhance our name recognition and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in HII’s most recent S-1/A filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Health Plan Intermediaries, LLC and Subsidiaries

d/b/a Health Insurance Innovations

Consolidated Balance Sheet

(in thousands)

Unaudited

December 31, 2012
Assets
Current assets:
Cash	$750
Cash held on behalf of others	3,839
Credit card transactions receivable	104
Credit card transactions receivable for others	484
Accounts receivable	273
Notes receivable	110
Advanced commissions	297
Prepaid expenses and other assets	107

Total current assets	5,964

Property and equipment, net of accumulated depreciation	213
Deferred financing costs, net	78
Capitalized offering costs	1,819
Deposits	22
Goodwill	5,906
Intangible assets, net of accumulated amortization	3,959

Total assets	$17,961

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$2,062
Carriers and vendors payable	2,790
Commissions payable	1,533
Unearned commissions	259
Notes payable	54
Deferred rent	20
Deferred other income	9
Current portion of long-term debt	813
Current portion of noncompete obligation	155
Current portion of capital leases	3
Due to member	773

Total current liabilities	8,471

Capital lease obligations, less current portion	4
Long-term debt, less current portion	2,481
Noncompete obligation	626
Deferred rent	41

Total liabilities	11,623

Member’s equity	6,335
Noncontrolling interest in subsidiary	3

Total equity	6,338

Total liabilities and equity	$17,961

Health Plan Intermediaries, LLC and Subsidiaries

d/b/a Health Insurance Innovations

Consolidated Statements of Operations

(in thousands)

Unaudited

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2011

Revenues	$11,838	$8,090	$41,940	$29,878
Third-party commissions	7,765	5,601	27,858	21,704
Credit cards and ACH fees	269	197	963	670
General and administrative expenses	2,825	1,421	8,611	4,762
Depreciation and amortization	242	269	1,012	298

Total operating costs and expenses	11,101	7,488	38,444	27,434

Income from operations	737	602	3,496	2,444
Other expenses (income):
Interest expense	76	71	271	71
Other income	(13)	—	(35)	—

Net income	$674	$531	$3,260	$2,373

Net loss attributable to noncontrolling interest in subsidiary	(26)	—	(89)	—

Net income attributable to Health Plan Intermediaries, LLC	$700	$531	$3,349	$2,373

Reconciliation of Net Income to EBITDA

For the Three Months and the Years Ended December 31, 2012 and 2011

(in thousands)

Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Net income	$674	$531	$3,260	$2,373
Interest expense	76	71	271	71
Interest income	—	—	—	—
Depreciation and amortization	242	269	1,012	298

EBITDA (1)	$992	$871	$4,543	$2,742

(1)	“EBITDA” is defined as net income before interest expense, interest income and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalents to Revenues

For the Three Months and the Years Ended December 31, 2012 and 2011

(in thousands)

Unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands)

Premium equivalents (1)	$21,323	$14,949	$75,872	$53,206
Less risk premium	(9,050)	(6,552)	(32,346)	(22,108)
Less amounts earned by third party obligors	(435)	(307)	(1,586)	(1,220)

Revenues	$11,838	$8,090	$41,940	$29,878

(1)	“Premium equivalents” is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S.GAAP. We have included premium equivalents because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. Premium equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Contacts:

Health Insurance Innovations, Inc.:

Bryan Krul

Senior Vice President

(877) 376 5831 ext.179

bkrul@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact:

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

andreas.marathis@russopartnersllc.com